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                                   LONG ISLAND
                                 FINANCIAL CORP.

      ANNOUNCES ELECTION OF CHAIRMAN, DECLARATION OF A QUARTERLY DIVIDEND,
                        AND A 5% STOCK REPURCHASE PROGRAM

ISLANDIA, NEW YORK, February 25, 2004 - Douglas C. Manditch, President and Chief Executive Officer of Long Island Financial Corp. (NASDAQ/NMS: LICB), announced today that the Board of Directors of both Long Island Financial Corp. and its wholly owned subsidiary, Long Island Commercial Bank, elected Harvey Auerbach to the position of Chairman. Mr. Auerbach was one of the founders of Long Island Commercial Bank and has served on its Board since the Bank opened in 1990 and served on the Board of Long Island Financial Corp. since its organization in 1999. Mr. Auerbach replaces Perry B. Duryea, Jr. who passed away in January.

Mr. Auerbach is the owner and founder of Brookwood Management Company, which owns and manages residential and commercial real estate properties. He serves as a Trustee of The Long Island Museums of Art, History and Carriages in Stony Brook and as Chairman of City University of New York (CUNY) Construction Fund. Mr. Auerbach holds a Bachelor of Science degree from the University of North Carolina and attended New York University Law School. In 1995, New York State Governor George Pataki appointed him as a Trustee of the Long Island Power Authority.

Mr. Manditch also announced that the Board of Directors declared a quarterly dividend of $.12 per common share payable on April 1, 2004, to stockholders of record on March 19, 2004. He also stated that the Board of Directors approved a five percent common stock repurchase program. Purchases under the program are expected to occur from time to time in the open market or in private negotiated transactions.

Commenting on the Board of Director's actions today, Mr. Manditch, stated, "I believe the Board's action today reflects the member's commitment to the Company's future as well as enhancing shareholder value. The quarterly dividend continues to provide income to our shareholders, while the repurchase program will provide us with a prudent capital management tool."

Long Island Financial Corp. is the holding company for Long Island Commercial Bank, a New York state-chartered commercial bank, which provides commercial and consumer banking services through twelve offices located in Islandia, Babylon, Smithtown, Westbury, Jericho, Shirley, Ronkonkoma, Melville, Central Islip, Deer Park, Hauppauge, and Bay Ridge-Brooklyn. Long Island Commercial Bank had approximately $525 million in assets at December 31, 2003.

CONTACT:
Douglas C. Manditch
President & CEO
LONG ISLAND FINANCIAL CORP.
One Suffolk Square
1601 Veterans Memorial Highway
Islandia, New York 11749
Voice: (631) 348-0888   Fax: (631) 348-0830
WWW.LICB.COM